Exhibit 4.13

CONFORMED COPY

RESTRICTED ACCOUNT AGREEMENT

(ACCOUNT RESTRICTED AFTER INSTRUCTIONS—Standing Wire Transfers)

        This Restricted Account Agreement (the "Agreement"), dated as of the date specified at the end of this Agreement, is entered into among Mrs. Fields Famous Brands, LLC, a Delaware limited liability company ("Company"), The Bank of New York, as Trustee (the "Trustee"), for its benefit and the benefit of the Holders (the "Holders"), under and as defined in that certain Indenture, dated as of March 16, 2004 (the "Indenture"), among, inter alia, the Company, Mrs. Fields Financing Company, Inc., a Delaware corporation (the "Co-issuer" and, together with the Company, the "Issuers"), each subsidiary of the Company party thereto and the Trustee ("Secured Party") and the Wells Fargo Bank identified in the signature block at the end of this Agreement ("Bank"), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit account of Company at Bank identified at the end of this Agreement as the "Restricted Account" and in the name of "Mrs. Fields Famous Brands, LLC". As used in this Agreement, the term "Restricted Account" refers to such deposit account.

1.
Secured Party's Interest in Restricted Account.    The Company represents that the Trustee (i) is the trustee under the Indenture and is acting on behalf of itself and the Holders that have extended credit, or hold notes evidencing such extensions of credit, to the Issuers and (ii) has been granted a security interest in the Restricted Account, for its benefit and the benefit of the Holders. Company hereby confirms, and Bank hereby acknowledges, the security interest granted by Company to Secured Party in all of Company's right, title and interest in and to the Restricted Account and all sums now or hereafter on deposit in or payable or withdrawable from the Restricted Account (the "Account Funds"). Except as specifically provided otherwise in this Agreement, Company has given Secured Party complete control over the Account Funds. Secured Party hereby appoints Bank as agent for Secured Party only for the purpose of perfecting the security interest of Secured Party in the Account Funds while they are in the Restricted Account. Company and Secured Party would like to use the Restricted Account Service of Bank described in this Agreement (the "Service") to further the arrangements between Secured Party and Company regarding the Restricted Account and the Account Funds.

2.
Access to Restricted Account.    Secured Party agrees that Company will be allowed access to the Account Funds until Bank receives written instructions from Secured Party directing that Company no longer have access to any Account Funds (the "Instructions"). Company agrees that the Account Funds should be paid to Secured Party after Bank receives the Instructions, and hereby irrevocably authorizes Bank to comply with the Instructions even if Company objects in any way to the Instructions. Company further agrees that after Bank receives the Instructions, Company will not have access to any Account Funds.

3.
Balance Reports.    Bank agrees, at the telephone request of Secured Party on any Business Day (a day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday), to make available to Secured Party a report ("Balance Report") showing the opening available balance in the Restricted Account as of the beginning of such Business Day, either on-line or by facsimile transmission, at Bank's option. Company expressly consents to this transmission of information. Secured Party and Company understand and agree that the opening available balance in the Restricted Account at the beginning of any Business Day will be determined after deducting from the Restricted Account the face amount of all Returned Items (as defined in Section 8 of this Agreement).

4.
Transfers to Secured Party.    Bank agrees that on each Business Day after it receives the Instructions it will transfer to the Secured Party's account specified at the end of this Agreement with the bank specified at the end of this Agreement (the "Secured Party Account") the full amount of the opening available balance in the Restricted Account at the beginning of such Business Day. Bank will use the Fedwire system to make each funds transfer unless for any reason the Fedwire system is unavailable, in which case Bank will determine the funds transfer system to be used in making each funds transfer and the means by which each transfer will be made. Bank, Secured Party and Company each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Restricted Account without further consent by Company subject to Bank's standard policies, procedures and documentation in effect from time to time governing the type of disposition requested. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Restricted Account originated by such third party.

5.
Delays in Making Funds Transfers.    Secured Party and Company understand that a funds transfer may be delayed or not made if (a) the transfer would cause Bank to exceed any limitation on its intra-day net funds position established in accordance with Federal Reserve or other regulatory guidelines or to violate any other Federal Reserve or other regulatory risk control program, or (b) the funds transfer would otherwise cause Bank to violate any applicable law or regulation. If a funds transfer cannot be made or will be delayed, Bank will notify Secured Party by telephone.

6.
Reliance on Identifying Numbers.    If Secured Party indicates a name and an identifying number for the bank of the person or entity to receive funds transfers out of the Restricted Account, Secured Party and Company understand and agree that Bank may rely on the number Secured Party indicates even if that number identifies a bank different from the bank Secured Party named. If Secured Party indicates a name and an account number for the person or entity to receive funds transfers out of the Restricted Account, Secured Party and Company understand and agree that Bank may rely on the account number Secured Party indicates even if that account number is not the account number for the person or entity who is to receive the transfers.

7.
Reporting Errors in Transfers.    If Secured Party or Company learns of any error in a funds transfer or any unauthorized funds transfer, then the party learning of such error or unauthorized transfer (the "Informed Party") must notify Bank as soon as possible by telephone at (800) AT-WELLS (which is a recorded line), and provide written confirmation to Bank of such telephonic notice within two Business Days at the address given for Bank on the signature page of this Agreement. In no case may such notice to Bank by an Informed Party be made more than fourteen (14) calendar days after such Informed Party learns of the erroneous or unauthorized transfer. If a funds transfer is made in error and Bank suffers a loss because an Informed Party breached its agreement to notify Bank of such error within the time limits specified in this Section 7, then the Company shall reimburse Bank for the loss promptly upon demand by Bank; provided, however, that in no event shall the Secured Party be obligated to reimburse Bank for the loss.

8.
Returned Item Amounts.    Secured Party and Company understand and agree that the face amount ("Returned Item Amount") of each Returned Item will be paid by Bank debiting the Restricted Account, without prior notice to Secured Party or Company. As used in this Agreement, the term "Returned Item" means (i) any item deposited to the Restricted Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee's notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code, as adopted in the applicable state; (iii) any automated clearing house ("ACH") entry credited to the Restricted Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to the Restricted Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to the Restricted Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the Restricted Account to cover the Returned Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Returned Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent (A) that the Returned Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank and (B) the Secured Party actually received proceeds from the corresponding Returned Items.

9.
Bank Fees.    Company agrees to pay all Bank's fees and charges for the maintenance and administration of the Restricted Account and for the treasury management and other account services provided with respect to the Restricted Account (collectively "Bank Fees"), including, but not limited to, the fees for (a) the Balance Reports provided on the Restricted Account, (b) the wire transfer services received with respect to the Restricted Account, (c) Returned Items, (d) funds advanced to cover overdrafts in the Restricted Account (but without Bank being in any way obligated to make any such advances), and (e) duplicate bank statements on the Restricted Account. Before Bank receives the Instructions, the Bank Fees will be paid by Bank debiting the Restricted Account, and after Bank receives the Instructions the Bank fees will be paid by Bank debiting one or more of the demand deposit operating accounts of Company at Bank specified at the end of this Agreement (the "Operating Accounts"). All such debits will be made on the Business Day that the Bank Fees are due without notice to Secured Party or Company. If there are not sufficient funds in the Restricted Account, or after Bank receives the Instructions, the Operating Accounts, to cover fully the Bank Fees on the Business Day they are debited from the Restricted Account or the Operating Accounts, or if no Operating Accounts are indicated at the end of this Agreement, such shortfall or the amount of such Bank Fees will be paid by Company sending Bank a check in the amount of such shortfall or such Bank Fees, without setoff or counterclaim, within fifteen (15) calendar days after demand of Bank. After Bank receives the Instructions, Secured Party agrees that Bank shall be entitled to set off against the Restricted Account for the Bank Fees, to the extent such Bank Fees are not paid in full by Company by check within fifteen (15) calendar days after demand on Company by Bank. Bank may, in its discretion, change the Bank Fees upon thirty (30) calendar days prior written notice to Company and Secured Party.

10.
Account Documentation.    Secured Party and Company agree that, except as specifically provided in this Agreement, the Restricted Account will be subject to, and Bank's operation of the Restricted Account will be in accordance with, the terms and provisions of Bank's deposit account agreement governing the Restricted Account ("Account Agreement"), a copy of which Company and Secured Party acknowledge having received.

11.
Bank Statements.    After Bank receives the Instructions, Bank will, if so indicated on the signature page of this Agreement, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all bank statements on the Restricted Account which are sent to Company. Company and/or Secured Party will have thirty (30) calendar days after receipt of a bank statement to notify Bank of an error in such statement. Bank's liability for such errors is limited as provided in the "Limitation of Liability" section of this Agreement.

12.
Partial Subordination of Bank's Rights.    Bank hereby subordinates to the security interest of Secured Party in the Restricted Account until the payment in full in cash of all Obligations under the Indenture Documents (as each such term is defined in the Indenture) (i) any security interest which Bank may have or acquire in the Restricted Account, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Restricted Account permitted under this Agreement for the payment of Returned Item Amounts, Bank Fees, losses in respect of which the Company is obligated to reimburse the Bank under Section 7 (except to the extent such losses resulted from the gross negligence or willful misconduct of the Bank) and indemnifications owed to the Bank for any Losses and Liabilities as provided in Section 15.

13.
Bankruptcy Notice; Effect of Filing.    If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company (a "Bankruptcy Notice"), Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of Secured Party hereunder which requires prior demand upon Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company shall automatically eliminate the necessity of such demand upon Company by Bank, and shall immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made upon Company and the time for Company's performance had expired.

14.
Legal Process, Legal Notices and Court Orders.    Bank will comply with any legal process, legal notice or court order it receives if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

15.
Indemnification for Following Instructions.    Secured Party and Company each agree that, notwithstanding any other provision of this Agreement, Bank will not be liable to Secured Party or Company for any losses, liabilities, damages, claims (including, but not limited to, third party claims), demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys' fees, (collectively, "Losses and Liabilities") suffered or incurred by Secured Party or Company as a result of or in connection with, (a) Bank complying with any binding legal process, legal notice or court order referred to in Section 14 of this Agreement, (b) Bank following any instruction or request of Secured Party, or (c) Bank complying with its obligations under this Agreement, in each case, other than any Losses and Liabilities arising from the gross negligence or willful misconduct of the Bank. Further, Company will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clauses (a) through (c) of the preceding sentence. It is agreed that if Bank is acting in accordance with the circumstances described in clauses (a) through (c) of this Section 15, Bank shall not be grossly negligent or engaging in willful misconduct.

16.
No Representations or Warranties of Bank.    Bank agrees to perform its obligations under this Agreement in a manner consistent with the quality provided when Bank performs similar services for its own account. However, Bank will not be responsible for the errors, acts or omissions of others, such as communications carriers, correspondents or clearinghouses through which Bank may perform its obligations under this Agreement or receive or transmit information in performing its obligations under this Agreement. Secured Party and Company also understand that Bank will not be responsible for any loss, liability or delay caused by wars, failures in communications networks, labor disputes, legal constraints, fires, power surges or failures, earthquakes, civil disturbances or other events beyond Bank's control. BANK MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICE OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

17.
Limitation of Liability.    In the event that Secured Party, Company or Bank suffers or incurs any Losses and Liabilities as a result of, or in connection with, its or any other party's performance or failure to perform its obligations under this Agreement, the affected parties shall negotiate in good faith in an effort to reach a mutually satisfactory allocation of such Losses and Liabilities, it being understood that Bank will not be responsible for any Losses and Liabilities due to any cause other than its own negligence or breach of this Agreement, in which case its liability to Secured Party and Company shall, unless otherwise provided by any law which cannot be varied by contract, be limited to direct money damages in an amount not to exceed ten (10) times all the Bank Fees charged or incurred during the calendar month immediately preceding the calendar month in which such Losses and Liabilities occurred (or, if no Bank Fees were charged or incurred in the preceding month, the Bank Fees charged or incurred in the month in which the Losses and Liabilities occurred). Company will indemnify Bank against all Losses and Liabilities suffered or incurred by Bank as a result of third party claims; provided, however, that to the extent such Losses and Liabilities are directly caused by Bank's negligence or breach of this Agreement such indemnity will only apply to those Losses and Liabilities which exceed the liability limitation specified in the preceding sentence. The limitation of Bank's liability and the indemnification by Company set out above will not be applicable to the extent any Losses and Liabilities of any party to this Agreement are directly caused by Bank's gross negligence or willful misconduct. IN NO EVENT WILL BANK BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO BANK AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH. Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve months after the cause of action accrues.

18.
Termination.    This Agreement and the Service may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other two parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement and the Service may be terminated immediately upon written notice from Bank to Company and Secured Party should Secured Party fail to make any payment when due to Bank from Secured Party under the terms of this Agreement. Secured Party and Company agree that the Restricted Account may be closed by Bank as provided in the Account Agreement. Company's and Secured Party's obligation to report errors in funds transfers and bank statements and to pay the Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement and/or the closure of the Restricted Account with respect to all the circumstances to which they are applicable existing or occurring before such termination or closure, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination or closure will also survive such termination or closure. Upon any termination of this Agreement and the Service or closure of the Restricted Account all collected and available balances in the Restricted Account on the date of such termination or closure will be transferred to Secured Party as requested by Secured Party in writing to Bank.

19.
Modifications, Amendments, and Waivers.    This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement; provided, however, that the Bank Fees may be changed after thirty (30) calendar days prior written notice to Company and Secured Party.

20.
Notices.    All notices from one party to another shall be in writing, or be made by a tele-communications device capable of creating a written record, shall be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this

Agreement, or any other address of any party notified to the other parties in writing, and shall be effective upon receipt. Any notice sent by one party to this Agreement to another party shall also be sent to the third party to this Agreement. Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

21.
Successors and Assigns.    Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld. Bank may not assign its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld; provided, however, that no such consent will be required if the assignee is a bank affiliate of Bank.

22.
Governing Law.    Company and Secured Party understand that Bank's provision of the Service under this Agreement is subject to federal laws and regulations. To the extent that such federal laws and regulations are not applicable this Agreement shall be governed by and be construed in accordance with the laws of the State of California and for purposes of the Uniform Commercial Code, the "bank's jurisdiction" shall be the State of California, without regard to conflict of laws principles.

23.
Severability.    To the extent that this Agreement or the Service to be provided under this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability and be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction shall not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

24.
Usury.    It is never the intention of Bank to violate any applicable usury or interest rate laws. Bank does not agree to, or intend to contract for, charge, collect, take, reserve or receive (collectively, "charge or collect") any amount in the nature of interest or in the nature of a fee, penalty or other charge which would in any way or event cause Bank to charge or collect more than the maximum Bank would be permitted to charge or collect by any applicable federal or state law. Any such excess interest or unauthorized fee shall, notwithstanding anything stated to the contrary in this Agreement, be applied first to reduce the amount owed, if any, and then any excess amounts will be refunded.

25.
Counterparts.    This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

26.
Entire Agreement.    This Agreement, together with the Account Agreement, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, and Bank and Secured Party, with respect to (a) the Service, (b) the interest of Secured Party and the Holders in the Account Funds and the Restricted Account, and (c) Bank's obligations to Secured Party and the Holders in connection with the Account Funds and the Restricted Account.

        This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date:  March 16, 2004

Restricted Account Number(s):	4030006944
Operating Account Number(s):
Secured Party Account Number:
Bank of Secured Party Account:
Secured Party is to be sent duplicate Bank Statements.
Mrs. Fields Famous Brands, LLC	THE BANK OF NEW YORK, as Trustee
By: /s/ MICHAEL R. WARD Name: Michael R. Ward Title: Senior Vice President, General Counsel and Secretary	By: /s/ MICHAEL PITFICK Name: Michael Pitfick Title: Assistant Vice President
Address For All Notices:	Address For All Notices:
2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121-1050 Facsimile Number: (801) 736-5944	101 Barclay Street, Floor 8 West New York, New York 10286 Facsimile Number: (212) 815-5707
WELLS FARGO BANK , N.A.
By: Name: Title:
Address For All Notices: